Exhibit 99.1
For Immediate Release:
PAULA STERN, Ph.D. JOINS
RENT-A-CENTER, INC.
BOARD OF DIRECTORS

Plano, Texas, December 23, 2008 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, announced today that Paula Stern, Ph.D. has been named to its Board of Directors. The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. She is Vice-Chair of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development. Dr. Stern also serves on the boards of Avon Products, Inc. and Hasbro, Inc.
“I am honored that Paula Stern has chosen to become a member of our Board of Directors,” stated Mark E. Speese, Chairman of the Board and Chief Executive Officer of the Company. “Paula brings extensive experience in the areas of international business, economics and government to the Board, and will provide skillful leadership as we continue to build on our strategic growth initiatives,” Speese said.
“Rent-A-Center has established the leading brand in its industry,” said Dr. Stern. “I am very pleased to be joining the Board of Directors of Rent-A-Center and look forward to making significant contributions in the coming year and beyond,” she concluded.
Dr. Stern was appointed by the Board of Directors to fill a vacancy on the Board of Directors and will serve as a Class I director until the Company’s 2010 annual meeting of stockholders.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period.
Contacts for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com